Exhibit 99.1

FOR IMMEDIATE RELEASE

Energy Future Intermediate Holding Company LLC and EFIH Finance Inc. Announce Commencement of

Private Placement of

Senior Secured Notes and

Senior Secured Second Lien Notes

DALLAS – August 9, 2012 –Energy Future Intermediate Holding Company LLC and EFIH Finance Inc. (collectively, the “Issuers”), both wholly-owned subsidiaries of Energy Future Holdings Corp. (“EFH”), intend to commence a private offering of $250 million principal amount of Senior Secured Notes due 2017 and $500 million principal amount of additional 11.750% Senior Secured Second Lien Notes due 2022. The Issuers intend to use a portion of the net proceeds from the offering to pay a dividend to EFH in January 2013. EFH will use the proceeds of the dividend to repay the outstanding balance of demand notes that are payable by EFH to its wholly-owned subsidiary Texas Competitive Electric Holdings Company LLC (“TCEH”) that have arisen from cash loaned by TCEH to EFH. Pending such use, such portion of the net proceeds from the offering will be deposited into an escrow account. Holders of the notes will have no security interest in the escrow account. The remaining net proceeds will be used for general corporate purposes, which may include the payment of dividends to EFH.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The securities to be offered have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The securities will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act. This notice is being issued pursuant to Rule 135c under the Securities Act.

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About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with approximately 1.8 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and in the United States. EFH’s regulated operations consist of Oncor Electric Delivery Company LLC (“Oncor”), which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points and approximately 118,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to various risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations. All statements, other than statements of historical facts, that are included in this press release that address activities, events or developments that the Issuers expect or anticipate to occur in the future, including the use of the proceeds from the proposed offering, are forward-looking statements. Although the Issuers believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors in the preliminary offering memorandum for the offering and Energy Future Intermediate Holding Company LLC’s and EFH’s reports filed with the SEC (including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” contained therein) that are incorporated by reference in such preliminary offering memorandum.

Investor Relations:	Corporate Communications:
Molly Sorg 214.812.8868	Allan Koenig 214.812.8080

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